EX-35.1
(logo) Rialto
CAPITAL

February 28, 2014

To: Wells Fargo Commercial Mortgage Securities, Inc., as Depositor
    U.S. Bank National Association, as Trustee
    Wells Fargo Bank, National Association as Certificate Administrator and Tax Administrator and Custodian
    Wells Fargo Bank, National Association, as Master Servicer

2013 Annual Statement of Servicer Compliance (Item 1123)

Name of Mortgage Loan Pass-Through Certificate Series

* WFCM 2012 -LC5

(Referred to herein as "Security Agreement" or "Security Agreements")

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein certifies to the following:

1. All servicing activities and performance of such servicing activities under each of the Security Agreements are performed on behalf of the Special Servicer.

2. A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2013, to December 31, 2013 (the "Reporting Period"), in accordance with the servicing agreements applicable to each Security Agreement has been conducted under my supervision.

3. To the best of my knowledge, the Special Servicer has fulfilled all of its obligations under the terms of the Security Agreements, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.


Certified by: /s/ Thelka Salzman
              Thelka Salzman
              Chief Administrative Officer

Date: February 28, 2014